SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Exhibit 8.1

May 4, 2009

Credit Suisse Asset Repackaging Depositor LLC
11 Madison Avenue
New York, New York 10010

Re:	Credit Suisse Asset Repackaging Depositor LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel for Credit Suisse Asset Repackaging Depositor LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of its registration statement on Form S-3 (the “Registration Statement”) relating to the issuance from time to time in one or more series (each, a “Series”) of trust pass-through certificates (the “Certificates”) that are registered on such Registration Statement.  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, each Series of Certificates will be issued by a separate trust to be formed by the Company under and pursuant to the conditions of a trust agreement to be identified in the prospectus supplement for such Series of Certificates.

We have examined the prospectus and form of prospectus supplement contained in the Registration Statement (the “Prospectus” and “Prospectus Supplement”, respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

We have advised the Company with respect to material federal income tax consequences of the proposed issuance of the Certificates.  This advice is summarized under the headings “Summary—Material Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Consequences” in the Prospectus and in the Prospectus Supplement under “Summary of Prospectus Supplement—Material Federal Income Tax Considerations” and “Material Federal Income Tax Considerations”.  Such descriptions do not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt each opinion expressly set forth under the above quoted headings in the Prospectus and the Prospectus Supplement as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Certificates.  There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as “U.S. Federal Tax Counsel” to the Company under the above quoted headings in the Prospectus and Prospectus Supplement forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP